PROSPECTOR FUNDS, INC.

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of this ____ day of  September, 2007, by and between PROSPECTOR FUNDS, INC., a Maryland corporation (the “Company”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).  PROSPECTOR PARTNERS ASSET MANAGEMENT, LLC, a Delaware limited liability company and the investment advisor to the Company (the “Advisor”), is a party hereto with respect to Section 5 only.

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Funds’ adviser or its designated affiliate or agent, on behalf of the Funds, will maintain a call center to respond to information and transaction requests from existing and potential shareholders of the Funds;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Company desires to retain the Distributor as principal underwriter in connection with the offer and sale of the Shares of each series of the Company listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”); and

WHEREAS, this Agreement has been approved by a vote of the Company’s board of directors (“Board of Directors” or the “Board”), including its disinterested directors voting separately, in conformity with Section 15(c) of the 1940 Act.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Quasar as Distributor

The Company hereby appoints the Distributor as its agent for the sale and distribution of Shares of the Funds in jurisdictions wherein the Shares may be legally offered for sale, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of the Distributor shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Distributor hereunder.

2.	Services and Duties of the Distributor

A.
The Distributor agrees to sell Shares on a best efforts basis as agent for the Company upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus.  As used in this Agreement, the term “Prospectus” shall mean the current prospectus, including the statement of additional information, as both may be amended or supplemented, relating to the Fund and included in the currently effective registration statement (the “Registration Statement”) of the Company filed under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act.  The Company shall in all cases receive the net asset value per Share on all sales.  If a sales charge is in effect, the Distributor shall remit the sales charge (or portion thereof) to broker-dealers who have sold Shares, as described in Section 2(G), below.  In no event shall the Distributor be entitled to all or any portion of such sales charge.

B.
During the continuous public offering of Shares, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of Shares and will accept such orders on behalf of the Company.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

C.
The Distributor, with the operational assistance of the Company’s transfer agent, shall make Shares available for sale and redemption through the National Securities Clearing Corporation’s Fund/SERV System.

D.
The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations other than as contained in the Prospectus and any sales literature specifically approved by the Company.

E.
The Distributor agrees to cooperate with the Company or its agent in the development of all proposed advertisements and sales literature relating to the Fund.  The Distributor agrees to review all proposed advertisements and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertisements and sales literature it believes are in compliance with such laws and regulations.  The Distributor agrees to furnish to the Company any comments provided by regulators with respect to such materials and to use its best efforts to obtain the approval of the regulators to such materials.

F.
The Distributor, at its sole discretion, may repurchase Shares offered for sale by shareholders of the Fund.  Repurchase of Shares by the Distributor shall be at the price determined in accordance with, and in the manner set forth in, the Prospectus.  At the end of each business day, the Distributor shall notify the Company and its transfer agent, by any appropriate means, of the orders for repurchase of Shares received by the Distributor since the last report, the amount to be paid for such Shares and the identity of the shareholders offering Shares for repurchase.  The Company reserves the right to suspend such repurchase right upon written notice to the Distributor.  The Distributor further agrees to act as agent for the Company to receive and transmit promptly to the Company’s transfer agent, shareholder requests for redemption of Shares.

G.
At the request of the Company, the Distributor may, in its discretion, enter into agreements with such qualified broker-dealers as it may select, in order that such broker-dealers also may sell Shares of the Fund.  The form of any dealer agreement shall be approved by the Company.  To the extent there is a sales charge in effect, the Distributor shall pay the applicable sales charge (or portion thereof), or allow a discount, to the selling broker-dealer, as described in the Prospectus.

H.	The Distributor shall devote its best efforts to effect sales of Shares of the Fund but shall not be obligated to sell any certain number of Shares.

I.
The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of any 12b-1 payments received by the Distributor.

J.	The Distributor agrees to advise the Company promptly in writing of the initiation of any proceedings against it by the SEC or its staff, the NASD or any state regulatory authority.

K.	The Distributor shall monitor amounts paid under Rule 12b-1 plans and pursuant to sales loads to ensure compliance with applicable NASD rules

L.	The Distributor shall provide the services set forth herein in accordance with the applicable service standards in Exhibit C [To be discussed].

3.	Representations and Covenants of the Company

A.	The Company hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)
All Shares to be sold by it, including those offered under this Agreement, are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(5)	The Registration Statement, and Prospectus included therein, have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; and

(6)
The Registration Statement (at the time of its effectiveness) and any advertisements and sales literature prepared by the Company or its agent (excluding statements relating to the Distributor and the services it provides that are based upon written information furnished by the Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

B.
The Company, or its agent, shall take or cause to be taken, all necessary action to register Shares of the Funds under the 1933 Act, qualify such shares for sale in such states as the Company and the Distributor shall approve, and maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated.  The Company authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.	The Company agrees to advise the Distributor promptly in writing:

(i)       of any material correspondence or other communication by the Securities and Exchange Commission (the “SEC”) or its staff relating to the Funds, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)           in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)           of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)           of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus, which may from time to time be filed with the SEC; and

(v)           in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise, or in the event that it determines to suspend the redemption of Shares at any time as permitted by the 1940 Act or the rules of the SEC, including any and all applicable interpretations of such by the staff of the SEC.

D.	The Company or its agent shall notify the Distributor in writing of the states in which the Shares may be sold and shall notify the Distributor in writing of any changes to such information.

E.
The Company agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F.
The Company shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares and shall make available to the Distributor a statement of each computation of net asset value.  In addition, the Company shall keep the Distributor fully informed of its affairs and shall provide to the Distributor, from time to time, copies of all information, financial statements and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including without limitation, certified copies of any financial statements prepared for the Company by its independent public accountants and such reasonable number of copies of the Prospectus and annual and interim reports to shareholders as the Distributor may request.  The Company shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings.  The Company represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.  Nothing in this Agreement shall require the sharing or provision of materials protected by privilege or limitation of disclosure, including any applicable attorney-client privilege or trade secret materials.

G.
The Company has reviewed and is familiar with the provisions of NASD Rule 2830(k) prohibiting directed brokerage.  In addition, the Company agrees not to enter into any agreement (whether orally or in writing) under which the Company directs or is expected to direct its brokerage transactions (or any commission, markup or other payment from such transactions) to a broker or dealer for the promotion or sale of Fund Shares or the shares of any other investment company.  In the event the Company fails to comply with the provisions of NASD Rule 2830(k), the Company shall promptly notify the Distributor.

4.	Additional Representations and Covenants of the Distributor

The Distributor hereby represents, warrants and covenants to the Company, which representations, warranties and covenants shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Distributor in accordance with all requisite action and constitutes a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It (i) has compliance policies and procedures reasonably designed to ensure compliance with the Federal Securities laws as that term is defined in Rule 38a-1 under the 1940 Act, (ii) will upon request, provide reports and certifications in a mutually agreed upon form to the Company’s Chief Compliance Officer regarding the foregoing, and (iii) will maintain appropriate records in accordance with Rule 38a-1;

(4)	To the extent it has access to the Funds’ portfolio holdings prior to their public dissemination, it will comply with the Funds’ portfolio holdings disclosure policy;

(5)
It will maintain a disaster recovery and business continuity plan and adequate and reliable computer and other telecommunications equipment as are required by regulations applicable to the Distributor and as are necessary and appropriate for the Distributor to carry out its obligations under this Agreement and, upon the Company’s reasonable request, will provide supplemental information concerning the aspects of the Distributor’s disaster recovery and business continuity plan that are relevant to the services provided by the Distributor hereunder;

(6)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(7)	It is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA;

(8)
It: (i) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (ii) undertakes to carry out its AML Program to the best of its ability; (iii) will promptly notify the Company and the Advisor if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency; and (vi) will promptly remedy any material deficiency of which it learns; and

(9)
In connection with all matters relating to this Agreement, it will comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of the NASD and all other applicable federal or state laws and regulations.

5.	Compensation

The Distributor shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  The Distributor shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by the Distributor in performing its duties hereunder.  The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Company shall notify the Distributor in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  In the absence of fraud and/or deceit and with the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Company to the Distributor shall only be paid out of the assets and property of the particular Fund involved.  Such fees and expenses shall be paid to Distributor by the Company from Rule 12b-1 fees payable by the appropriate Fund or, if the Fund does not have a Rule 12b-1 plan, or if Rule 12b-1 fees are not sufficient to pay such fees and expenses, or if the Rule 12b-1 plan is discontinued, or if the Advisor otherwise determines that Rule 12b-1 fees shall not, in whole or in part, be used to pay Distributor, the Advisor shall be responsible for the payment of the amount of such fees and expenses not covered by Rule 12b-1 payments.

6.	Expenses

A.
The Company shall bear all costs and expenses in connection with the registration of its Shares with the SEC and its related compliance with state securities laws, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders, including but not limited to: (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses, as well as related advertising and sales literature; (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Company pursuant to Section 3(D) hereof.

B.
The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.	Indemnification

A.
Each Fund shall indemnify, defend and hold the Distributor and each of its managers, officers, employees, representatives and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively, “Losses”) that the Distributor Indemnitees may sustain or incur or that may be asserted against a Distributor Indemnitee by any person in connection with such Fund only, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, or in any annual or interim report to shareholders, or in any advertisements or sales literature prepared by the Company or its agent, or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) based upon the Company’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement; provided, however, that the Fund’s obligation to indemnify the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any advertisement or sales literature in reliance upon and in conformity with written information relating to the Distributor and furnished to the Company or its counsel by the Distributor for the purpose of, and used in, the preparation thereof.  The Fund’s agreement to indemnify the Distributor Indemnitees is expressly conditioned upon the Fund being notified of such action or claim of loss brought against the Distributor Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Distributor Indemnitees, unless the failure to give notice does not prejudice the Fund; provided, that the failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section 7(A).

B.
The relevant Fund shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Distributor, which approval shall not be unreasonably withheld.  In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Fund does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitees, the Fund will reimburse the Distributor Indemnitees for the reasonable fees and expenses of any counsel retained by them.  The Fund’s indemnification agreement contained in Sections 7(A) and 7(B) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the benefit of the Distributor Indemnitees and their successors.  The Fund agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the offer and sale of any of the Shares.

C.
The relevant Fund shall advance attorneys’ fees and other expenses incurred by any Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

D.
The Distributor shall indemnify, defend and hold the Company and each of its directors, officers, employees, representatives and any person who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Company Indemnitees”), free and harmless from and against any and all Losses that the Company Indemnitees may sustain or incur or that may be asserted against a Company Indemnitee by any person (i) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, or in any annual or interim report to shareholders, or in any advertisements or sales literature prepared by the Distributor, or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, or (iii) based upon the Distributor’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement; provided, however, that with respect to clauses (i) and (ii), above, the Distributor’s obligation to indemnify the Company Indemnitees shall only be deemed to cover Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any advertisement or sales literature in reliance upon and in conformity with written information relating to the Distributor and furnished to the Company or its counsel by the Distributor for the purpose of, and used in, the preparation thereof.  The Distributor’s agreement to indemnify the Company Indemnitees is expressly conditioned upon the Distributor being notified of any action or claim of loss brought against the Company Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Company Indemnitees, unless the failure to give notice does not prejudice the Distributor; provided, that the failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(D).

E.
The Distributor shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Company, which approval shall not be unreasonably withheld.  In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Company Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any such suit, or in case the Company does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Company Indemnitees and the Distributor, the Distributor will reimburse the Company Indemnitees for the reasonable fees and expenses of any counsel retained by them.  The Distributor’s indemnification agreement contained in Sections 7(D) and 7(E) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Company Indemnitees and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the benefit of the Company Indemnitees and their successors.  The Distributor agrees promptly to notify the Company of the commencement of any litigation or proceedings against the Distributor or any of its officers or directors in connection with the offer and sale of any of the Shares.

F.
The Distributor shall advance attorneys’ fees and other expenses incurred by any Company Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

G.	No party to this Agreement shall be liable to the other parties for consequential, special or punitive damages under any provision of this Agreement.

H.
No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the NASD; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8.	Proprietary and Confidential Information

The Distributor agrees on behalf of itself and its managers, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company.  Records and other information which have become known to the public through no wrongful act of the Distributor or any of its employees, agents or representatives, and information that was already in the possession of the Distributor prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, the Distributor will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders.

9.	Records

The Distributor shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  The Distributor agrees that all such records prepared or maintained by the Distributor relating to the services to be performed by the Distributor hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

10.	Compliance with Laws

The Company has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2002 and the policies and limitations of the Funds relating to its portfolio investments as set forth in its Prospectus and statement of additional information.  The Distributor’s services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Director’s oversight responsibility with respect thereto.

11.   Term of Agreement; Amendment; Assignment

A.
This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue in effect automatically as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by: (i) the Company’s Board, or (ii) the vote of a “majority of the outstanding voting securities” of a Fund, and provided that in either event, the continuance is also approved by a majority of the Company’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval.

B.
Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund: (i) through a failure to renew this Agreement at the end of a term, (ii) upon mutual consent of the parties, or (iii) upon not less than 60 days’ written notice, by either the Company upon the vote of a majority of the members of its Board who are not “interested persons” of the Company and have no direct or indirect financial interest in the operation of this Agreement, or by vote of a “majority of the outstanding voting securities” of a Fund, or by the Distributor.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Company.  If required under the 1940 Act, any such amendment must be approved by the Company’s Board, including a majority of the Company’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting for the purpose of voting on such amendment.  In the event that such amendment affects the Advisor, the written instrument shall also be signed by the Advisor.  This Agreement will automatically terminate in the event of its “assignment.”

C.	As used in this Section, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meaning as such terms have in the 1940 Act.

D.	Sections 7 and 8 shall survive termination of this Agreement.

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of the Distributor’s duties or responsibilities hereunder is designated by the Company by written notice to the Distributor, the Distributor will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Distributor under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which the Distributor has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Distributor’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Company.

13.       Early Termination

In the absence of any material breach of this Agreement, should the Company elect to terminate this Agreement prior to the end of the term, the Company agrees to pay the following fees:

a.	all fees associated with converting services to successor service provider;
b.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
c.	all out-of-pocket costs associated with a-b above.

14.       Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.       No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.       Services Not Exclusive

Nothing in this Agreement shall limit or restrict the Distributor from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.       Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.      Notices
Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other parties’ respective addresses as set forth below:

Notice to the Distributor shall be sent to:

Quasar Distributors, LLC
Attn:  President
615 East Michigan Street
Milwaukee, Wisconsin  53202

notice to the Company shall be sent to:

Prospector Funds, Inc.
c/o Prospector Partners Asset Management, LLC
370 Church St
Guilford, CT 06437

and notice to the Advisor shall be sent to:

Prospector Partners Asset Management, LLC
370 Church St
Guilford, CT 06437

19.       Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

The parties hereby agree that the Distribution Services provided by Quasar Distributors, LLC will commence on or after September 17, 2007.

PROSPECTOR FUNDS, INC.                                                                                       QUASAR DISTRIBUTORS, LLC

By:________________________________                                                                      By:______________________________

Name:_____________________________                                                                       Name:____________________________

Title:______________________________                                                                        Title:_____________________________

PROSPECTOR ASSET MANAGEMENT, LLC

(with respect to section 5 only)

By:________________________________

Name:_____________________________

Title:______________________________

Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Prospector Funds, Inc.

Name of Series                                                                                                                     Date Added
Prospector Capital Appreciation Fund                                  On or after September ___, 2007
Prospector Opportunity Fund                                         On or after September ___, 2007

Exhibit B
to the
Distribution Agreement – Prospector Funds, Inc.

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES FEE SCHEDULE at June, 2007
Regulatory Distribution Annual Services Per Fund*
•  1.0 basis point on all assets subject to the cap
•  Minimum annual fee
•  $15,000 first fund, capped at $25,000
•  $  3,000 each additional fund, capped at $10,000

Advertising Compliance Review/NASD Filings
•  $175 per job for the first 10 pages (minutes if tape or video); $20 per page (minute if tape or video) thereafter (includes NASD filing fee)
•  Non-NASD filed materials, e.g. Internal Use Only Materials
$75 per job for the first 10 pages (minutes if tape or video)
•  NASD Expedited Service for 3 Day Turnaround
$1,000 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter.  (Comments are faxed.  NASD may not accept expedited request.)
Licensing of Investment Advisor’s Staff (if required)
•  $1,500 per year per registered representative
•  Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
•  Plus any NASD and state fees for registered representatives, including license and renewal fees.

Fund Fact Sheets
•  Design - $1,000 per fact sheet, includes first production
•  Production - $500.00 per fact sheet per production period
•  All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.

Plus Out-Of-Pocket Expenses– Including but not limited to typesetting, printing and distribution of prospectuses and shareholder reports, production, printing, distribution and placement of advertising and sales literature and materials, engagement of designers, free-lance writers and public relations firms, long-distance telephone lines, services and charges, postage, overnight delivery charges, NASD registration fees, record retention, travel, lodging and meals and all other out-of-pocket expenses.

Fees are billed monthly.
*Subject to annual CPI increase, Milwaukee MSA.

Exhibit B (continued) to the Distribution Agreement

CHIEF COMPLIANCE OFFICER SUPPORT SERVICES FEE SCHEDULE at June, 2007
Chief Compliance Officer Support Services
U.S.Bancorp provides support to the Chief Compliance Officer (CCO) of each fund serviced either by U.S. Bancorp Fund Services, LLC or Quasar Distributors, LLC.  Indicated below are samples of functions performed by USBFS in this CCO support role:
•  Business Line Functions Supported
•  Fund Administration and Compliance
•  Transfer Agent and Shareholder Services
•  Fund Accounting
•  Custody Services
•  Securities Lending Services
•  Distribution Services
•  Daily Resource to Fund CCO, Fund Board, Advisor
•  Provide USBFS/USB Critical Procedures & Compliance Controls
•  Daily and Periodic Reporting
•  Periodic CCO Conference Calls
•  Dissemination of Industry/Regulatory Information
•  Client & Business Line CCO Education & Training
•  Due Diligence Review of USBFS Service Facilities
•  Quarterly USBFS Certification
•  Board Meeting Presentation and Board Support
•  Testing, Documentation, Reporting

Annual Fee Schedule*

•  $1,200 per service line  per year

Fees are billed monthly.
*Subject to annual CPI increase, Milwaukee MSA.

Exhibit C
Service Standards – Distribution Services – Prospector Funds, Inc.

Quasar
Item	Standard
5 Day Feedback Turnaround - Mkting & Ad Material Requests	100.0%

SK 02081 0009 810304